FOR IMMEDIATE RELEASE	Tuesday, April 23, 2013

Gannett Co., Inc. Reports 57% Increase in First Quarter Earnings per Diluted Share to $0.44

Revenue Grew to $1.24 Billion Driving Non-GAAP Earnings per Diluted Share up 9% to $0.37

Highlights for the quarter include the following year-over-year comparisons:

•	Local domestic circulation revenue up 14 percent; fourth consecutive quarter of growth

•	Broadcasting revenue accelerates 9 percent

•	Company-wide digital revenue growth of 29 percent

•	35 percent increase in Digital segment operating cash flow; 14 percent increase in Broadcasting operating cash flow

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported an 8.8 percent increase in non-GAAP earnings per diluted share for the first quarter compared to the first quarter a year ago. The increase was driven in part by the continued positive impact of its all access content subscription model in the Publishing segment as well as strong results in the Broadcasting and Digital segments.

Gracia Martore, president and chief executive officer, said, “We are very pleased to report a significant increase in earnings per share this quarter. Our all access content subscription model's success benefited our local domestic publishing revenue for the fourth consecutive quarter. Core advertising growth and a substantial increase in retransmission revenue contributed to improving results in Broadcasting while Digital segment results continued to reflect CareerBuilder's growing market position.

"Our improved profitability and revenue growth are also clear signs that our strategy is working. Our all access content subscription model and digital marketing services business – two initiatives that underpin our growth plan – continued to gain momentum during the quarter. We remain sharply focused on executing these initiatives, and we fully expect they will drive top line growth and contribute meaningfully to our results going forward," Martore added.

CONTINUING OPERATIONS

Total revenues for the company were 1.6 percent higher in the first quarter compared to the first quarter in 2012 and totaled $1.24 billion reflecting revenue increases of 8.7 percent and 3.9 percent in the Broadcasting and Digital segments, respectively. Publishing segment revenues were relatively unchanged as the positive results of the all access content subscription model and digital marketing services were offset by softer advertising demand.

Net income attributable to Gannett in the first quarter of 2013 totaled $104.6 million. Net income attributable to Gannett on a non-GAAP basis (which excludes the special items) was $86.0 million, an increase of 6.5 percent.

Special items in the first quarter of 2013 include $13.9 million ($0.04 per share) resulting from continued workforce and real estate optimization and a tax benefit of $27.8 million ($0.12 per share). Results for the first quarter of 2012 included $21.1 million of special items ($0.06 per share) impacting operating income.

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Earnings per diluted share, on a GAAP (generally accepted accounting principles) basis were $0.44 for the first quarter of 2013 compared to $0.28 for the first quarter last year. Excluding special items in 2013 and 2012, first quarter earnings per diluted share were $0.37 compared to $0.34 in 2012.

The table below details first quarter results on a GAAP and non-GAAP basis.

Dollars in thousands, except per share amounts

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 31, 2013	Workforce restructuring	Facility consolidation and asset impairment charges	Other non-operating items	Special tax benefits	Thirteen weeks ended Mar. 31, 2013
Operating income	$151,057	$5,366	$4,785	$—	$—	$161,208
Equity income in unconsolidated investees, net	7,794	—	731	—	—	8,525
Other non-operating items	(1,583)	—	920	2,077	—	1,414
Total non-operating (expense) income	(29,194)	—	1,651	2,077	—	(25,466)
Income before income taxes	121,863	5,366	6,436	2,077	—	135,742
Provision for income taxes	5,400	2,100	2,500	—	27,800	37,800
Net income	116,463	3,266	3,936	2,077	(27,800)	97,942
Net income attributable to Gannett Co., Inc.	104,565	3,266	3,936	2,077	(27,800)	86,044
Net income per share - diluted (a)	$0.44	$0.01	$0.02	$0.01	$(0.12)	$0.37
(a) Total per share amount does not sum due to rounding

Additional information on the special items can be found in the “Use of Non-GAAP Information” section.

Operating income was $151.1 million, an increase of 11.4 percent while non-GAAP operating income was 2.9 percent higher and totaled $161.2 million. Operating cash flow in the quarter (a non-GAAP term defined as operating income plus special items, depreciation and amortization) totaled $209.3 million.

Operating expenses including special charges totaled $1.09 billion in the quarter, relatively unchanged from the first quarter a year ago. The impact of cost control and efficiency efforts company-wide in this quarter and previous quarters was offset, in part, by the absence of $8.3 million in furlough savings. On a non-GAAP basis, operating expenses, which exclude special items and include the impact of the investment in strategic initiatives, were $14.7 million higher to $1.08 billion, an increase of just 1.4 percent.

In the first quarter of 2012, the company announced a new capital allocation plan that included a 150 percent increase in the annual dividend to $0.80 per share and a $300 million share repurchase program targeted to be completed over the two years following the announcement. During the first quarter, the company purchased approximately 1.6 million shares for $32.8 million. Since the beginning of 2012, the company has repurchased 11.9 million shares for $186.7 million.
PUBLISHING

Publishing segment revenues in the quarter totaled $871.2 million compared to $874.1 million in the first quarter last year, a decline of just 0.3 percent as the all access content subscription model continued to drive circulation revenue growth. Domestic publishing revenues were up slightly in the first quarter, the first increase since mid-2006.

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Circulation revenue growth of 8.6 percent in the quarter reflects the continued positive results of the all access content subscription model. Local domestic circulation revenue was 14.5 percent higher, the fourth consecutive quarter of circulation revenue growth.

Advertising revenues were $526.5 million in the first quarter compared to $551.4 million in the first quarter a year ago, a decline of 4.5 percent. Although the slow growth of the economy tempered advertising demand, year-over-year advertising revenue comparisons were the best since early 2007. Overall, retail advertising and national advertising comparisons improved relative to the fourth quarter based on a 13-week quarter. A summary of the year-over-year percent change for the company's advertising categories can be found on Table 3.

Digital revenues in the Publishing segment were up 75.5 percent in the quarter reflecting the all access content subscription model as well as growth in digital advertising and marketing solutions revenue. Digital revenues at local domestic publishing operations were 98.4 percent higher, while at USA TODAY and its associated businesses they were up 9.1 percent. Newsquest's digital revenues were 16.7 percent higher, in pounds.

Publishing segment operating expenses totaled $811.1 million in the quarter, relatively unchanged from $812.0 million in the first quarter last year reflecting: $10.2 million of special charges this quarter compared to $22.7 million in special charges; and the absence of $8.3 million in furlough savings from last year. Non-GAAP Publishing segment operating expenses totaled $800.9 million in the quarter compared to $789.3 million in the first quarter of 2012 reflecting, in part, savings associated with furloughs in the first quarter last year.

Publishing segment operating income was $60.1 million which includes the impact of investments and initiative spending. On a non-GAAP basis, Publishing segment operating income totaled $70.3 million in the quarter and operating cash flow totaled $97.7 million.
BROADCASTING

Broadcasting revenues (which include Captivate) totaled $191.6 million in the quarter, an increase of 8.7 percent due primarily to a substantial increase in retransmission revenue as well as higher core advertising revenues.

Television revenues were $185.5 million, 8.5 percent higher compared to $170.9 million in the first quarter a year ago. An increase of 58.7 percent in retransmission revenue and a 2.3 percent increase in core advertising revenues more than offset lower advertising associated with the move of the Super Bowl broadcast to the company's six CBS stations from its 12 NBC stations and a decrease in political spending of $3.4 million. Excluding political variances year-to-year, the percentage increase in total television revenues would have been 11 percent. Core advertising revenues would have been almost 4 percent higher excluding the impact of the Super Bowl switch.

Based on current trends, we expect the percentage increase in total television revenues for the second quarter of 2013 to be in the mid-single digits compared to the second quarter of 2012. Television revenues in 2012’s second quarter benefited from $11.8 million in politically related advertising. Excluding the incremental impact of political spending, the percentage increase in total television revenues in the second quarter this year compared to the second quarter last year is expected to be in the high-single digits.

Broadcasting segment operating expenses totaled $107.9 million in the quarter, up 4.2 percent due primarily to costs associated with higher revenues and the continuing expansion of our digital marketing solutions. Reported operating income was $83.7 million, an increase of 15.2 percent while operating cash flow was up 13.7 percent to $90.6 million.
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DIGITAL

Operating revenues in the Digital segment were 3.9 percent higher in the quarter and totaled $174.9 million due primarily to solid revenue growth at CareerBuilder. Digital segment operating expenses declined slightly to $151.3 million. As a result, Digital segment operating income was $23.6 million, an increase of 45.1 percent. Operating cash flow was 35.3 percent higher and totaled $32.7 million.

Digital revenues company-wide, including the Digital segment and all digital revenues generated by the other business segments, were 28.6 percent higher in the quarter and totaled $350.3 million. The substantial increase was due primarily to the all access content subscription model in addition to higher digital advertising and marketing solutions revenue across all segments.

At the end of the quarter, Gannett had about 120 domestic web sites affiliated with its local publishing and television markets and USA TODAY. USATODAY.com is one of the most popular news sites on the Web and the USA TODAY app is a top news app with 18 million downloads including those across iPad, iPhone, Android, Windows and Kindle Fire. In March, Gannett's consolidated domestic Internet audience share was 58.0 million unique visitors reaching 26.0 percent of the Internet audience, according to comScore Media Metrix. Newsquest is also an Internet leader in the UK where its network of web sites attracted 101.9 million monthly page impressions from approximately 12.5 million unique users in March 2013. CareerBuilder's unique visitors in the first quarter averaged 21.2 million.

NON-OPERATING ITEMS

The company's equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.

Equity income in unconsolidated investees was $7.8 million in the quarter compared to $4.3 million in the first quarter last year. The increase was due primarily to strong results at Classified Ventures and the newspaper partnerships. Excluding special items, equity income totaled $8.5 million.

Interest expense totaled $35.4 million in the quarter, a 10.5 percent decline due to lower average debt balances.

Net cash flow from operating activities was $36.3 million while free cash flow (a non-GAAP measure) totaled $38.6 million in the quarter. Both numbers reflect contributions totaling $75 million to the company's principal retirement plans in the U.S. and UK. The balance of long-term debt was $1.4 billion and total cash was $142.8 million at the end of the quarter.

* * * *

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

In this earnings report, the company discusses non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, facility consolidation expenses, a non-cash impairment charge, a currency-related loss recognized in other

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non-operating items, and certain credits to its income tax provision. The company believes that such expenses and credits are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between periods and with peer group companies. Workforce restructuring and facility consolidation expenses primarily relate to incremental expenses the company has incurred to consolidate or outsource production processes and centralize other functions. These expenses include payroll and related benefit costs and accelerated depreciation. A non-cash impairment charge was recorded in 2013 to reduce the book value of an investment accounted for under the equity method to fair value, as the business underlying this asset had experienced significant and sustained unfavorable operating results. The currency loss is related to the weakening of the British pound associated with downgrade of the UK credit rating. Results also include credits to the income tax provision related to reserve releases as a result of federal exam resolution and lapse of a statute of limitation.

The company also discusses operating cash flow, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. This non-GAAP measure is calculated by adding amounts associated with the special expense items described above, as well as depreciation and amortization, to operating income as reported on a GAAP basis. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments” and voluntary pension contributions, net of related tax benefit. The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company's capital program, repay indebtedness, add to the company's cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company's businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company's peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons. Tabular reconciliations for the non-GAAP financial measures are contained in Tables 4 through 7 attached to this news release.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-637-7738 and international callers should dial 913-312-0390 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 8219494. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 8219494. Materials related to the call will be available through the Investor Relations section of the company's web site Tuesday morning.

About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people - and the companies who want to reach them - with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Thirteen weeks ended Mar. 31, 2013	Thirteen weeks ended Mar. 25, 2012	% Increase (Decrease)
Net operating revenues:
Publishing advertising	$526,499	$551,438	(4.5)
Publishing circulation	285,972	263,336	8.6
Digital	174,922	168,352	3.9
Broadcasting	191,580	176,173	8.7
All other	58,762	59,288	(0.9)
Total	1,237,735	1,218,587	1.6

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	719,724	722,240	(0.3)
Selling, general and administrative expenses, exclusive of depreciation	314,115	308,319	1.9
Depreciation	38,926	39,703	(2.0)
Amortization of intangible assets	9,128	7,879	15.9
Facility consolidation charges	4,785	4,788	(0.1)
Total	1,086,678	1,082,929	0.3
Operating income	151,057	135,658	11.4

Non-operating (expense) income:
Equity income in unconsolidated investees, net	7,794	4,312	80.8
Interest expense	(35,405)	(39,571)	(10.5)
Other non-operating items	(1,583)	2,035	***
Total	(29,194)	(33,224)	(12.1)

Income before income taxes	121,863	102,434	19.0
Provision for income taxes	5,400	26,600	(79.7)
Net income	116,463	75,834	53.6
Net income attributable to noncontrolling interests	(11,898)	(7,611)	56.3
Net income attributable to Gannett Co., Inc.	$104,565	$68,223	53.3

Net income per share - basic	$0.46	$0.29	58.6
Net income per share - diluted	$0.44	$0.28	57.1

Weighted average number of common shares outstanding:
Basic	229,396	236,280	(2.9)
Diluted	235,162	240,411	(2.2)

Dividends declared per share	$0.20	$0.20	—

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 2
	Thirteen weeks ended Mar. 31, 2013	Thirteen weeks ended Mar. 25, 2012	% Increase (Decrease)
Net operating revenues:
Publishing	$871,233	$874,062	(0.3)
Digital	174,922	168,352	3.9
Broadcasting	191,580	176,173	8.7
Total	$1,237,735	$1,218,587	1.6

Operating income (net of depreciation, amortization and facility consolidation charges):
Publishing	$60,137	$62,040	(3.1)
Digital	23,604	16,263	45.1
Broadcasting	83,676	72,615	15.2
Corporate	(16,360)	(15,260)	7.2
Total	$151,057	$135,658	11.4

Depreciation, amortization and facility consolidation charges:
Publishing	$32,236	$33,214	(2.9)
Digital	9,107	7,905	15.2
Broadcasting	6,935	7,110	(2.5)
Corporate	4,561	4,141	10.1
Total	$52,839	$52,370	0.9

Operating cash flow:
Publishing	$92,373	$95,254	(3.0)
Digital	32,711	24,168	35.3
Broadcasting	90,611	79,725	13.7
Corporate	(11,799)	(11,119)	6.1
Total	$203,896	$188,028	8.4

Operating cash flow represents operating income from each of the company's business segments plus related depreciation, amortization and facility consolidation charges. See Table No. 6 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

PUBLISHING SEGMENT REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 3

The percentage changes for the Publishing segment advertising and classified revenue categories were as follows:

First quarter 2013 year-over-year advertising comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Retail	(3.4%)	(2.1%)	(3.3%)	(3.4%)
National	(5.2%)	(7.5%)	(5.4%)	(5.4%)
Classified	(5.4%)	(6.0%)	(5.6%)	(5.8%)
Total advertising	(4.3%)	(4.8%)	(4.4%)	(4.5%)

First quarter 2013 year-over-year classified comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment (constant currency)	Total Publishing segment

Automotive	(3.0%)	(12.3%)	(4.2%)	(4.4%)
Employment	(8.8%)	(1.3%)	(6.7%)	(6.9%)
Real Estate	(4.5%)	(6.7%)	(5.3%)	(5.8%)
Legal	(9.0%)	—%	(9.0%)	(9.0%)
Other	(3.7%)	(6.6%)	(4.7%)	(5.0%)
Total classified	(5.4%)	(6.0%)	(5.6%)	(5.8%)

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 4 through No. 7 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 4
	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 31, 2013	Workforce restructuring	Facility consolidation and asset impairment charges	Other non-operating items	Special tax benefits	Thirteen weeks ended Mar. 31, 2013
Cost of sales and operating expenses, exclusive of depreciation	$719,724	$(4,491)	$—	$—	$—	$715,233
Selling, general and administrative expenses, exclusive of depreciation	314,115	(875)	—	—	—	313,240
Facility consolidation charges	4,785	—	(4,785)	—	—	—
Operating expenses	1,086,678	(5,366)	(4,785)	—	—	1,076,527
Operating income	151,057	5,366	4,785	—	—	161,208
Equity income in unconsolidated investees, net	7,794	—	731	—	—	8,525
Other non-operating items	(1,583)	—	920	2,077	—	1,414
Total non-operating (expense) income	(29,194)	—	1,651	2,077	—	(25,466)
Income before income taxes	121,863	5,366	6,436	2,077	—	135,742
Provision for income taxes	5,400	2,100	2,500	—	27,800	37,800
Net income	116,463	3,266	3,936	2,077	(27,800)	97,942
Net income attributable to Gannett Co., Inc.	104,565	3,266	3,936	2,077	(27,800)	86,044
Net income per share - diluted (a)	$0.44	$0.01	$0.02	$0.01	$(0.12)	$0.37

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen weeks ended Mar. 25, 2012	Workforce restructuring	Facility consolidation charges	Thirteen weeks ended Mar. 25, 2012
Cost of sales and operating expenses, exclusive of depreciation	$722,240	$(13,908)	$—	$708,332
Selling, general and administrative expenses, exclusive of depreciation	308,319	(2,381)	—	305,938
Facility consolidation charges	4,788	—	(4,788)	—
Operating expenses	1,082,929	(16,289)	(4,788)	1,061,852
Operating income	135,658	16,289	4,788	156,735
Income before income taxes	102,434	16,289	4,788	123,511
Provision for income taxes	26,600	6,600	1,900	35,100
Net income	75,834	9,689	2,888	88,411
Net income attributable to Gannett Co., Inc.	68,223	9,689	2,888	80,800
Net income per share - diluted (a)	$0.28	$0.04	$0.01	$0.34

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 5
	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen weeks ended Mar. 31, 2013	Workforce restructuring	Facility consolidation charges	Thirteen weeks ended Mar. 31, 2013
Operating income:
Publishing	$60,137	$5,366	$4,785	$70,288
Digital	23,604	—	—	23,604
Broadcasting	83,676	—	—	83,676
Corporate	(16,360)	—	—	(16,360)
Total	$151,057	$5,366	$4,785	$161,208

Depreciation, amortization and facility consolidation charges:
Publishing	$32,236	$—	$(4,785)	$27,451
Digital	9,107	—	—	9,107
Broadcasting	6,935	—	—	6,935
Corporate	4,561	—	—	4,561
Total	$52,839	$—	$(4,785)	$48,054

Operating cash flow (a):
Publishing	$92,373	$5,366	$—	$97,739
Digital	32,711	—	—	32,711
Broadcasting	90,611	—	—	90,611
Corporate	(11,799)	—	—	(11,799)
Total	$203,896	$5,366	$—	$209,262

	GAAP Measure	Special Items		Non-GAAP Measure
	Thirteen weeks ended Mar. 25, 2012	Workforce restructuring	Facility consolidation charges	Thirteen weeks ended Mar. 25, 2012
Operating income:
Publishing	$62,040	$17,945	$4,788	$84,773
Digital	16,263	—	—	16,263
Broadcasting	72,615	—	—	72,615
Corporate	(15,260)	(1,656)	—	(16,916)
Total	$135,658	$16,289	$4,788	$156,735

Depreciation, amortization and facility consolidation charges:
Publishing	$33,214	$—	$(4,788)	$28,426
Digital	7,905	—	—	7,905
Broadcasting	7,110	—	—	7,110
Corporate	4,141	—	—	4,141
Total	$52,370	$—	$(4,788)	$47,582

Operating cash flow (a):
Publishing	$95,254	$17,945	$—	$113,199
Digital	24,168	—	—	24,168
Broadcasting	79,725	—	—	79,725
Corporate	(11,119)	(1,656)	—	(12,775)
Total	$188,028	$16,289	$—	$204,317

(a) Refer to Table No. 6

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 6

"Operating cash flow", a non-GAAP measure, is defined as operating income plus depreciation, amortization and facility consolidation charges. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

A reconciliation of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income, follow:

Thirteen weeks ended Mar. 31, 2013:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$92,373	$32,711	$90,611	$(11,799)	$203,896
Less:
Depreciation	(23,225)	(4,386)	(6,754)	(4,561)	(38,926)
Amortization	(4,226)	(4,721)	(181)	—	(9,128)
Facility consolidation charges	(4,785)	—	—	—	(4,785)
Operating income as reported (GAAP basis)	$60,137	$23,604	$83,676	$(16,360)	$151,057

Thirteen weeks ended Mar. 25, 2012:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$95,254	$24,168	$79,725	$(11,119)	$188,028
Less:
Depreciation	(24,751)	(3,882)	(6,929)	(4,141)	(39,703)
Amortization	(3,675)	(4,023)	(181)	—	(7,879)
Facility consolidation charges	(4,788)	—	—	—	(4,788)
Operating income as reported (GAAP basis)	$62,040	$16,263	$72,615	$(15,260)	$135,658

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 7

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is a non-GAAP liquidity measure that is defined as "Net cash flow from operating activities" as reported on the statement of cash flows reduced by "Purchase of property, plant and equipment" as well as "Payments for investments" and increased by "Proceeds from investments" and voluntary pension contributions, net of related tax benefit. The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company's capital program, repay indebtedness, add to the company's cash balance, or to use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Thirteen weeks ended Mar. 31, 2013

Net cash flow from operating activities	$36,283
Purchase of property, plant and equipment	(16,097)
Voluntary pension employer contributions	15,507
Tax benefit for voluntary pension employer contributions	(6,125)
Payments for investments	(1,001)
Proceeds from investments	10,060
Free cash flow	$38,627

TAX RATE CALCULATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8

The calculations of the company's effective tax rate on a GAAP and non-GAAP basis are below:

	GAAP		Non-GAAP
	Thirteen weeks ended Mar. 31, 2013	Thirteen weeks ended Mar. 25, 2012	Thirteen weeks ended Mar. 31, 2013	Thirteen weeks ended Mar. 25, 2012

Income before taxes (per Table 4)	$121,863	$102,434	$135,742	$123,511
Noncontrolling interests (per Table 1)	(11,898)	(7,611)	(11,898)	(7,611)
Income before taxes attributable to GCI	$109,965	$94,823	$123,844	$115,900

Provision for income taxes (per Table 4)	$5,400	$26,600	$37,800	$35,100

Effective tax rate	4.9%	28.1%	30.5%	30.3%